Exhibit 99.1

5151 San Felipe
Houston, Texas 77056
NYSE: CPGX

NEWS RELEASE	February 18, 2016

Columbia Pipeline Group Reports Strong Fourth Quarter and Year-End 2015 Results

•	Announces 2016 Financial Outlook; Reconfirms Long-Term Growth Rates

•	Strong Liquidity Position; No Need to Access Capital Markets Until Well Into 2017

•	Exceeded 2015 Adjusted EBITDA Target; Robust Year-Over-Year Growth

•	Advanced Execution of Extensive Project Inventory; Secured $3+ Billion of New Growth Projects, including Mountaineer XPress, Gulf XPress and Gibraltar

•	Reached Agreement to Extend and Expand System Modernization Program

•	Successfully Completed Separation from NiSource

HOUSTON - Columbia Pipeline Group, Inc. (NYSE: CPGX) ("CPG") reported Adjusted EBITDA (non-GAAP) for the 12 months ended December 31, 2015 of $685.5 million, compared with $601.0 million in 2014. Distributable cash flow (non-GAAP) for the year was $401.3 million. Please refer to Schedules 1 and 2 in the financial tables below for a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures.

CPG reported net operating earnings from continuing operations - controlling interest (non-GAAP) of $282.9 million for the 12 months ended December 31, 2015, compared with $268.3 million for 2014.

On a GAAP basis, CPG reported income from continuing operations - controlling interest for the 12 months ended December 31, 2015 of $267.6 million, compared with $268.7 million for 2014.

CPG reported net operating earnings from continuing operations - controlling interest (non-GAAP) of $72.2 million for the three months ended December 31, 2015, compared with $62.6 million for the prior-year period.
On a GAAP basis, CPG reported income from continuing operations - controlling interest for the three months ended December 31, 2015 of $63.4 million, compared with $62.6 million for the prior-year period.
“Last year was clearly an historic one for CPG -- we completed a seamless separation from NiSource, secured the largest project in our company’s history and continued our focus on the flawless execution of our deep inventory of expansion and modernization projects. This is an exciting and, truly transformational, time for CPG,” said CPG Chairman and Chief Executive Officer Robert C. Skaggs, Jr.

2016 Guidance Announced; Robust Long-Term Guidance Affirmed

Skaggs reiterated that CPG's extensive, and highly accretive, project inventory is expected to drive average annual EBITDA and dividend growth of 20 and 15 percent, respectively, through 2020. He also noted that Columbia Pipeline Partners continues to expect to deliver 20 percent annual distribution growth over the same time period.

Following the successful completion of its approximately $1.4 billion common equity offering in December 2015, CPG noted that it will not need to access the capital markets until well into 2017. As of December 31, 2015, CPG had $2.9 billion in cash and borrowing capacity under its revolving credit facilities. In addition, the company’s credit metrics remain strong and support its unwavering commitment to an investment grade credit rating.

For 2016, CPG expects to generate between $705 million and $715 million of Adjusted EBITDA. Cash capital expenditures are anticipated to be $1.4 billion to $1.6 billion, including maintenance capital.

Landmark Year Sets Stage for CPG Transformation

On July 1, 2015, CPG successfully completed its separation from NiSource and began operating as an independent pipeline, midstream and storage company. The company maintained its momentum in developing and advancing new projects, strengthening its leading position in the Marcellus and Utica Shale production regions. Key highlights include:

•
CPG secured binding precedent agreements for virtually all of the capacity of its Mountaineer XPress ("MXP") and Gulf XPress ("GXP") projects, which will provide significant new takeaway capacity for Marcellus and Utica Shale production. Specifically, MXP will provide up to 2.7 billion cubic feet per day (Bcf/d) of firm transportation capacity on the Columbia Gas Transmission system and GXP will provide nearly 900 million cubic feet per day (MMcf/d) of firm transportation capacity on the Columbia Gulf Transmission (“Columbia Gulf”) system. Together, the projects involve a capital investment of approximately $2.7 billion and are targeted to be placed in service in the fourth quarter of 2018.

•
CPG’s East Side Expansion project was placed in service in early October. The nearly $300 million capital project provides 312 MMcf/d of additional capacity for Marcellus Shale supplies to reach growing, and capacity-constrained, northeastern and mid-Atlantic markets.

•
The Federal Energy Regulatory Commission (“FERC”) approved construction of CPG’s Cameron Access and Utica Access projects. Located on the southern portion of the Columbia Gulf system, the Cameron Access project will provide direct access to the Cameron LNG export facility, and is targeted to be placed in service in early 2018. The Utica Access project will connect abundant Appalachian supplies to high value domestic markets, and is targeted to be placed in service in the fourth quarter of 2016.

•
Progress continued on several other major growth projects, including CPG’s approximately $1.8 billion Leach XPress and Rayne XPress projects and the $850 million WB XPress project. Together with the Cameron Access and Utica Access projects mentioned above, these projects will create approximately 4 Bcf/d of new capacity commitments across the CPG system, including access to LNG export facilities in Louisiana and Maryland.

•
Columbia Midstream Group ("CMG") continued to execute on its Marcellus and Utica-based growth plan by placing in service the first phase of its $120 million Washington County Gathering project, as well as the initial phase of its $75 million Big Pine Expansion project.

•
CMG also continued to advance its Gibraltar project -- an approximately $270 million capital investment in a 1 Bcf/d dry gas header pipeline in southwest Pennsylvania targeting Utica production. The first phase of the project is expected to be placed in service during the fourth quarter of 2016.

•
In addition, CMG announced the expansion of its Pennant Joint Venture with the addition of an affiliate of Williams Partners L.P., Three Rivers Midstream LLC. The addition of Three Rivers Midstream nearly tripled the acreage dedicated to the Pennant system to more than 500,000 acres, which is expected to significantly increase Pennant’s infrastructure investment opportunities over time.

•
In December, CPG filed a customer agreement with the FERC to extend its long-term system modernization program an additional three years, through 2020. The agreement will provide for approximately $1.1 billion of additional investment and also expands the scope of facility investments covered by the program. Prior to the filing, CPG completed the third year of the program, placing approximately $319 million of modernization investments into service, and began rate recovery on those investments earlier this month.

“Despite ongoing turmoil in the energy and financial markets, the CPG Team remained focused and continued to hit its marks in 2015, advancing a well-established, straightforward, fee-based growth strategy,” said Skaggs. “The fundamentals of our business remain very strong, and our growth profile continues to distinguish CPG.”

Skaggs closed by reiterating the key attributes which differentiate CPG and make it a compelling investment proposition -- a stable core business with highly predictable cash flows, an unparalleled strategic asset footprint in the Marcellus and Utica Shale regions, and a robust and highly visible inventory of contracted, accretive growth and modernization investments.

Year Ended December 31, 2015 Operating Results

CPG’s net operating earnings from continuing operations - controlling interest (non-GAAP) for the year ended December 31, 2015 were $282.9 million compared with $268.3 million for the prior-year period. Please refer to Schedule 1 for a reconciliation of net operating earnings to GAAP. A comparison of operating results for the year ended December 31, 2015 to the year ended December 31, 2014 is summarized below. Earnings for the periods prior to the date of CPG’s separation from NiSource Inc. are derived from the financial statements and accounting records of CPG’s predecessor.

Operating revenues, excluding the impact of trackers, increased by $99.3 million, primarily due to higher demand margin revenue from growth projects placed into service and new firm contracts and increased shorter term transportation services, partially offset by a decrease in mineral rights royalty revenue, lower condensate revenues, decreased revenue from the settlement of gas imbalances and lower commodity revenue.

Operating expenses, excluding the impact of trackers, increased by $55.5 million, primarily due to higher employee and administrative costs, increased depreciation, higher outside service costs and increased property and other taxes. These increases were partially offset by increased gains on the conveyances of mineral interests.

Equity earnings increased by $13.9 million, primarily due to earnings generated by new Pennant facilities being fully placed in service and increased revenues from growth projects placed in service at Millennium Pipeline.

Other income (deductions) for the year ended December 31, 2015 decreased income by $14.4 million compared with the same period in 2014. The variance was primarily due to an increase in interest expense resulting from the issuance of long-term debt in May 2015, partially offset by Allowance for Funds Used During Construction ("AFUDC").

The effective tax rate of net operating earnings was 33.0% compared with 38.8% for the same 2014 period. The 5.8% decrease is primarily due to Columbia Pipeline Partners LP ("CPPL") earnings for which the noncontrolling public limited partners are directly responsible for the related income taxes.

Three Months Ended December 31, 2015 Operating Results

CPG’s net operating earnings from continuing operations - controlling interest (non-GAAP) for the three months ended December 31, 2015 were $72.2 million compared with $62.6 million for the prior-year period. Please refer to Schedule 1 for a reconciliation of net operating earnings to GAAP. A comparison of operating results for the three months ended December 31, 2015 to the three months ended December 31, 2014 is summarized below. Earnings for the periods prior to the date of CPG’s separation from NiSource Inc. are derived from the financial statements and accounting records of CPG’s predecessor.

Operating revenues, excluding the impact of trackers, increased by $39.3 million, primarily due to higher demand margin revenue from growth projects placed into service and new firm contracts and increased shorter term transportation services, partially offset by a decrease in mineral rights royalty revenue.

Operating expenses, excluding the impact of trackers, increased by $40.6 million, primarily due to higher employee and administrative costs, decreased gains on the conveyances of mineral interests, higher depreciation, and increased property and other taxes.

Equity earnings increased by $2.3 million, primarily due to earnings generated by new Pennant facilities being fully placed in service.

Other income (deductions) for the three months ended December 31, 2015 increased income by $9.7 million compared with the same period in 2014. The variance was primarily due to an increase in AFUDC, partially offset by an increase in interest expense resulting from the issuance of long-term debt in May 2015.

The effective tax rate of net operating earnings was 31.3% compared with 44.0% for the same 2014 period. The 12.7% decrease is primarily due to CPPL earnings for which the noncontrolling public limited partners are directly responsible for the related income taxes, increases in AFUDC equity related to increased construction and increases in state income taxes in 2014.

Conference Call

Columbia Pipeline Group, Inc. and Columbia Pipeline Partners LP will host a joint investor conference call at 9:00 a.m. ET (8:00 a.m. CT) on Thursday, February 18, 2016, to review their fourth quarter and year end 2015 financial results. All interested parties may listen to the conference call live by logging onto the Columbia Pipeline Group or Columbia Pipeline Partners investor relations websites at http://investors.cpg.com or
http://investors.columbiapipelinepartners.com.

A replay of the call will be available beginning at 1:00 pm ET on February 18, 2016 through 11:59 p.m. ET on February 25, 2016. To access the recording, call (855) 859-2056 and enter conference ID 25506873. For international participants to hear the replay, please dial (404) 537-3406 and enter the same conference ID as above, 25506873. A recording of the call also will be archived on the Columbia Pipeline Group and Columbia Pipeline Partners websites.

Non-GAAP Financial Measures

Operating Earnings, Adjusted EBITDA and Distributable Cash Flow
We define Operating Earnings as operating income adjusted for transactions that are considered unusual, infrequent or not representative of underlying trends. Examples of these transactions include impairments and costs associated with CPG's separation from NiSource Inc. We define Adjusted EBITDA as net income before interest expense, income taxes, and depreciation and amortization, plus distributions of earnings received from equity investees and one-time transition costs, less equity earnings in unconsolidated affiliates and other, net. In addition, to the extent transactions occur that are considered unusual, infrequent or not representative of underlying trends, we will remove the effect of these items from Adjusted EBITDA. Examples of these transactions include impairments and costs associated with the separation. We define Distributable Cash Flow as Adjusted EBITDA less interest expense, maintenance capital expenditures, gain on sale of assets, net cash paid for taxes, and distributions to public unitholders plus proceeds from sale of assets, interest income, capital (received) costs related to the separation and any other known differences between cash and income.

Operating Earnings, Adjusted EBITDA and Distributable Cash Flow are non-GAAP supplemental financial measures that management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentations of Operating Earnings, Adjusted EBITDA and Distributable Cash Flow will provide useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Operating Earnings is Operating Income. The GAAP measures most directly comparable to Adjusted EBITDA and Distributable Cash Flow are Net Income and Net Cash Flows from Operating Activities. Our non-GAAP financial measures of Operating Earnings, Adjusted EBITDA and Distributable Cash Flow should not be considered as an alternative to GAAP operating income, net income or net cash flows from operating activities. Operating Earnings, Adjusted EBITDA and Distributable Cash Flow have important limitations as analytical tools because they exclude some but not all items that affect operating income, net income and net cash flows from operating activities. You should not consider Operating Earnings, Adjusted EBITDA or Distributable Cash Flow in isolation or as a substitute for analysis of our results as reported under GAAP. Because Operating Earnings, Adjusted EBITDA or Distributable Cash Flow may be defined differently by other companies in our industry, our definitions of Operating Earnings, Adjusted EBITDA or Distributable Cash Flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

About Columbia Pipeline Group, Inc.

Columbia Pipeline Group, Inc. operates approximately 15,000 miles of strategically located interstate pipeline, gathering and processing assets extending from New York to the Gulf of Mexico, including an extensive footprint in the Marcellus and Utica shale production areas. Columbia Pipeline Group, Inc. also operates one of the nation’s largest underground natural gas storage systems. Columbia Pipeline Group, Inc. is listed on the NYSE under the ticker symbol CPGX. Additional information can be found at www.cpg.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of federal securities laws, which are statements other than historical facts and that frequently use words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "forecast," "intend," "may," "plan," "position," "should," "strategy," "target," "will" and similar words. All forward-looking statements speak only as of the date of this release. Although CPG believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecasted in such statements. This release contains certain forward-looking statements that are based on current plans and expectations and are subject to various risks and uncertainties. CPG’s business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond CPG’s control. These factors include, but are not limited to, changes in general economic conditions; competitive conditions in our industry; actions taken by third-party operators, processors and transporters; the demand for natural gas storage and transportation services; our ability to successfully implement our business plan; our ability to complete internal growth projects on time and on budget; the price and availability of debt and equity financing; the availability and price of natural gas to the consumer compared with the price of alternative and competing fuels; competition from the same and alternative energy sources; energy efficiency and technology trends; operating hazards and other risks incidental to transporting, storing and gathering natural gas; natural disasters, weather-related delays, casualty losses and other matters beyond our control; interest rates; labor relations; large customer defaults; changes in the availability and cost of capital; changes in tax status; the effects of existing and future laws and governmental regulations; and the effects of future litigation. For a full discussion of these risks and uncertainties, please refer to the “Risk Factors” section of CPG’s Registration Statement on Form 10 dated and filed with the Securities Exchange Commission on February 6, 2015, as amended and declared effective on June 2, 2015. Additional information will also be set forth in our Annual Report on Form 10-K for the year ended December 31, 2015. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. CPG expressly disclaims any obligation to update, amend or clarify any forward-looking statement to reflect events, new information or circumstances occurring after the date of this press release except as required by applicable law.

FOR ADDITIONAL INFORMATION:

Bruce Connery	James Yardley
Vice President, Investor Relations	Director, Corporate Communications
(713) 386-3603	(713) 386-3366
blconnery@cpg.com	jyardley@cpg.com

Columbia Pipeline Group, Inc.
Consolidated Net Operating Earnings (Non-GAAP)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,

(in millions, except per share amounts)	2015	2014	2015	2014
Operating Revenues
Transportation revenues	$265.6	$188.3	$849.7	$674.6
Transportation revenues-affiliated	—	29.5	43.7	90.9
Transportation revenues-trackers	36.4	59.1	208.5	321.1
Storage revenues	48.4	35.7	170.0	143.3
Storage revenues-affiliated	—	13.1	26.1	52.5
Storage revenues-trackers	0.7	0.1	1.5	1.3
Other revenues	6.8	14.9	35.4	64.3
Total Operating Revenues	357.9	340.7	1,334.9	1,348.0
Operating Expenses
Operation and maintenance	146.1	93.8	423.3	306.0
Operation and maintenance-affiliated	—	33.3	52.9	123.2
Operation and maintenance-trackers	37.1	59.2	210.0	322.4
Depreciation and amortization	38.5	30.9	139.9	118.8
Gain on sale of assets	(2.7)	(13.7)	(55.3)	(34.5)
Property and other taxes	19.8	16.8	75.3	67.1
Total Operating Expenses	238.8	220.3	846.1	903.0
Equity Earnings in Unconsolidated Affiliates	16.0	13.7	60.5	46.6
Operating Earnings	135.1	134.1	549.3	491.6
Other Income (Deductions)
Interest expense	(25.3)	—	(67.6)	—
Interest expense-affiliated	—	(22.9)	(29.3)	(62.0)
Other, net	12.7	0.6	29.3	8.8
Total Other Deductions, net	(12.6)	(22.3)	(67.6)	(53.2)
Operating Earnings from Continuing Operations before Income Taxes	122.5	111.8	481.7	438.4
Income Taxes	38.3	49.2	158.9	170.1
Net Operating Earnings from Continuing Operations	84.2	62.6	322.8	268.3
Less: Net Operating Earnings from Continuing Operations - Noncontrolling Interest	12.0	—	39.9	—
Net Operating Earnings from Continuing Operations - Controlling Interest	72.2	62.6	282.9	268.3
GAAP Adjustment	(8.8)	—	(15.3)	0.4
GAAP Income from Continuing Operations - Controlling Interest	$63.4	$62.6	$267.6	$268.7
Basic Net Operating Earnings Per Share from Continuing Operations	$0.21	$0.20	$0.86	$0.84
GAAP Basic Earnings Per Share from Continuing Operations	$0.19	$0.20	$0.81	$0.84
Basic Average Common Shares Outstanding	339.3	317.6	328.5	317.6
Throughput (MMDth)
Columbia Gas Transmission	363.4	355.5	1,460.1	1,379.4
Columbia Gulf	142.2	153.4	562.7	626.7
Crossroads	3.8	4.3	15.5	16.7
Total	509.4	513.2	2,038.3	2,022.8

Columbia Pipeline Group, Inc.
Schedule 1 – Reconciliation of Net Operating Earnings to GAAP

	Three Months Ended December 31,		Year Ended December 31,

(in millions)	2015	2014	2015	2014
Net Operating Earnings from Continuing Operations - Controlling Interest	$72.2	$62.6	$282.9	$268.3
Items excluded from operating earnings
Operating Expenses:
Separation costs	(12.9)	—	(18.8)	—
Asset impairments	—	—	(2.4)	—
Total items excluded from operating earnings	(12.9)	—	(21.2)	—
Other Deductions:
Income taxes - discrete items	(0.6)	—	(1.8)	0.4
Tax effect of above items	4.7	—	7.7	—
Total items excluded from net operating earnings	(8.8)	—	(15.3)	0.4
GAAP Income from Continuing Operations - Controlling Interest	$63.4	$62.6	$267.6	$268.7

Columbia Pipeline Group, Inc.
Schedule 2 – Non-GAAP Reconciliation of Adjusted EBITDA and Distributable Cash Flow
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2015	2014	2015	2014
Net Income	$75.4	$62.6	$307.1	$268.1
Add:
Interest expense	25.3	—	67.6	—
Interest expense-affiliated	—	22.9	29.3	62.0
Income taxes	34.2	49.2	153.0	169.7
Depreciation and amortization	38.5	30.9	139.9	118.8
Impairments and Separation costs	12.9	—	21.2	—
Distributions of earnings received from equity investees	13.1	10.2	57.2	37.8
Less:
Equity earnings in unconsolidated affiliates	16.0	13.7	60.5	46.6
Other, net	12.7	0.6	29.3	8.8
Adjusted EBITDA	$170.7	$161.5	$685.5	$601.0
Less:
Adjusted EBITDA attributable to noncontrolling interest	14.1		49.9
Adjusted EBITDA attributable to CPG	$156.6		$635.6
Net Cash Flows from Operating Activities	$79.3	$119.3	$493.5	$564.8
Interest expense	25.3	—	67.6	—
Interest expense-affiliated	—	22.9	29.3	62.0
Current taxes	(20.0)	(14.6)	21.1	27.1
Gain on sale of assets and impairment, net	2.7	13.7	52.9	34.5
Other adjustments to operating cash flows	3.4	0.9	3.1	(6.3)
Changes in assets and liabilities	80.0	19.3	18.0	(81.1)
Adjusted EBITDA	$170.7	$161.5	$685.5	$601.0
Less:
Adjusted EBITDA attributable to noncontrolling interest	14.1		49.9
Adjusted EBITDA attributable to CPG	$156.6		$635.6
Adjusted EBITDA	$170.7		$685.5
Less:
Interest expense	25.3		96.9
Maintenance capital expenditures	42.1		141.9
Separation maintenance capital expenditures	6.9		75.4
Gain on sale of assets	2.7		55.3
Net cash (received) paid for taxes	(20.0)		21.1
Distributions to public unitholders	9.3		23.2
Add:
Proceeds from sales of assets	24.3		77.6
Interest income	0.2		2.8
Capital (received) costs related to Separation	(17.2)		49.2
Distributable Cash Flow	$111.7		$401.3

Columbia Pipeline Group, Inc.
Schedule 3 – Non-GAAP Reconciliation of Forecasted Adjusted EBITDA
(unaudited)

Net income and net cash flows from operating activities are the most directly comparable GAAP measures to adjusted EBITDA. We reconcile adjusted EBITDA to net income for the 2016 guidance presented below. It is, however, impractical to reconcile adjusted EBITDA to net cash flows from operating activities for the forecasted period. Schedule 2 of this earnings release presents a historical reconciliation of adjusted EBITDA to net income and net cash flows from operating activities.

	Year Ended December 31, 2016
(in millions)	Low	High
Net Income	$248	$258
Add:
Interest expense	125	118
Income taxes	110	113
Depreciation and amortization	167	167
Separation costs	87	87
Distributions of earnings received from equity investees	58	62
Less:
Equity earnings in unconsolidated affiliates	58	62
Other, net	32	28
Adjusted EBITDA	$705	$715

Columbia Pipeline Group, Inc.
Statements of Consolidated Operations (GAAP)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per share amounts)	2015	2014	2015	2014
Operating Revenues
Transportation revenues	$302.0	$247.4	$1,054.4	$990.8
Transportation revenues-affiliated	—	29.5	47.5	95.7
Storage revenues	49.1	35.8	171.4	144.0
Storage revenues-affiliated	—	13.1	26.2	53.2
Other revenues	6.8	14.9	35.4	64.3
Total Operating Revenues	357.9	340.7	1,334.9	1,348.0
Operating Expenses
Operation and maintenance	196.1	153.0	652.1	628.4
Operation and maintenance-affiliated	—	33.3	52.9	123.2
Depreciation and amortization	38.5	30.9	139.9	118.8
Gain on sale of assets and impairment, net	(2.7)	(13.7)	(52.9)	(34.5)
Property and other taxes	19.8	16.8	75.3	67.1
Total Operating Expenses	251.7	220.3	867.3	903.0
Equity Earnings in Unconsolidated Affiliates	16.0	13.7	60.5	46.6
Operating Income	122.2	134.1	528.1	491.6
Other Income (Deductions)
Interest expense	(25.3)	—	(67.6)	—
Interest expense-affiliated	—	(22.9)	(29.3)	(62.0)
Other, net	12.7	0.6	29.3	8.8
Total Other Deductions, net	(12.6)	(22.3)	(67.6)	(53.2)
Income from Continuing Operations before Income Taxes	109.6	111.8	460.5	438.4
Income Taxes	34.2	49.2	153.0	169.7
Income from Continuing Operations	$75.4	$62.6	$307.5	$268.7
Loss from Discontinued Operations-net of taxes	—	—	(0.4)	(0.6)
Net Income	$75.4	$62.6	$307.1	$268.1
Less: Net income attributable to noncontrolling interest	12.0		39.9
Net income attributable to CPG	$63.4		$267.2
Amounts attributable to CPG:
Income from continuing operations	$63.4	$62.6	$267.6	$268.7
Loss from discontinued operations-net of taxes	—	—	(0.4)	(0.6)
Net income attributable to CPG	$63.4	$62.6	$267.2	$268.1
Basic Earnings Per Share
Continuing Operations	$0.19	$0.20	$0.81	$0.84
Discontinued Operations	—	—	—	—
Basic Earnings Per Share	$0.19	$0.20	$0.81	$0.84
Diluted Earnings Per Share
Continuing Operations	$0.19	$0.20	$0.81	$0.84
Discontinued Operations	—	—	—	—
Diluted Earnings Per Share	$0.19	$0.20	$0.81	$0.84
Basic Average Common Shares Outstanding	339.3	317.6	328.5	317.6
Diluted Average Common Shares	339.9	317.6	329.1	317.6
Dividends Declared Per Common Share	$0.25	$—	$0.25	$—

Columbia Pipeline Group Inc.
Consolidated Balance Sheets (GAAP)
(unaudited)

(in millions)	December 31, 2015	December 31, 2014
ASSETS
Current Assets
Cash and cash equivalents	$930.9	$0.5
Accounts receivable (less reserve of $0.6 and $0.6, respectively)	152.4	149.4
Accounts receivable-affiliated	—	180.0
Materials and supplies, at average cost	32.8	24.9
Exchange gas receivable	19.0	34.8
Deferred property taxes	52.0	48.9
Deferred income taxes	—	60.0
Prepayments and other	48.5	20.8
Total Current Assets	1,235.6	519.3
Investments
Unconsolidated affiliates	438.1	444.3
Other investments	13.8	2.7
Total Investments	451.9	447.0
Property, Plant and Equipment
Property, plant and equipment	9,052.3	7,935.4
Accumulated depreciation and amortization	(2,988.6)	(2,976.8)
Net Property, Plant and Equipment	6,063.7	4,958.6
Other Noncurrent Assets
Regulatory assets	177.7	151.9
Goodwill	1,975.5	1,975.5
Postretirement and postemployment benefits assets	115.7	90.0
Deferred charges and other	36.1	15.2
Total Other Noncurrent Assets	2,305.0	2,232.6
Total Assets	$10,056.2	$8,157.5

Columbia Pipeline Group Inc.
Consolidated Balance Sheets (GAAP) (continued)
(unaudited)

(in millions, except share amounts)	December 31, 2015	December 31, 2014
LIABILITIES AND EQUITY
Current Liabilities
Current portion of long-term debt-affiliated	$—	$115.9
Short-term borrowings	15.0	—
Short-term borrowings-affiliated	—	252.5
Accounts payable	56.8	56.0
Accounts payable-affiliated	—	53.6
Customer deposits	17.9	13.4
Taxes accrued	106.0	103.2
Interest accrued	9.5	—
Exchange gas payable	18.6	34.7
Deferred revenue	15.0	22.5
Accrued capital expenditures	100.1	61.1
Accrued compensation and related costs	51.9	31.2
Other accruals	70.0	40.1
Total Current Liabilities	460.8	784.2
Noncurrent Liabilities
Long-term debt	2,746.2	—
Long-term debt-affiliated	—	1,472.8
Deferred income taxes	1,348.1	1,255.7
Accrued liability for postretirement and postemployment benefits	49.4	53.0
Regulatory liabilities	321.6	295.7
Asset retirement obligations	25.7	23.2
Other noncurrent liabilities	91.4	96.6
Total Noncurrent Liabilities	4,582.4	3,197.0
Total Liabilities	5,043.2	3,981.2
Commitments and Contingencies
Equity
Common stock, $0.01 par value, 2,000,000,000 shares authorized; 399,841,350 and no shares outstanding, respectively	4.0	—
Additional paid-in capital	4,032.7	—
Retained earnings	46.9	—
Net parent investment	—	4,210.8
Accumulated other comprehensive loss	(27.0)	(34.5)
Total CPG Equity	4,056.6	4,176.3
Noncontrolling Interest	956.4	—
Total Equity	5,013.0	4,176.3
Total Liabilities and Equity	$10,056.2	$8,157.5

Columbia Pipeline Group Inc.
Statements of Consolidated Cash Flows (GAAP)
(unaudited)

Year Ended December 31, (in millions)	2015	2014
Operating Activities
Net Income	$307.1	$268.1
Adjustments to Reconcile Net Income to Net Cash from Continuing Operations:
Depreciation and amortization	139.9	118.8
Deferred income taxes and investment tax credits	131.9	142.6
Deferred revenue	4.2	1.6
Equity-based compensation expense and profit sharing contribution	9.4	6.3
Gain on sale of assets and impairment, net	(52.9)	(34.5)
Equity earnings in unconsolidated affiliates	(60.5)	(46.6)
Loss from discontinued operations-net of taxes	0.4	0.6
Amortization of debt related costs	3.1	—
AFUDC equity	(28.3)	(11.0)
Distributions of earnings received from equity investees	57.2	37.8
Changes in Assets and Liabilities:
Accounts receivable	(17.4)	(20.3)
Accounts receivable-affiliated	34.7	(3.6)
Accounts payable	(5.0)	2.8
Accounts payable-affiliated	(53.6)	12.4
Customer deposits	(22.9)	77.5
Taxes accrued	8.2	12.0
Interest accrued	9.4	—
Exchange gas receivable/payable	(0.3)	1.1
Other accruals	50.2	0.9
Prepayments and other current assets	(27.1)	(4.4)
Regulatory assets/liabilities	20.2	9.0
Postretirement and postemployment benefits	(4.4)	(1.3)
Deferred charges and other noncurrent assets	(16.3)	(4.3)
Other noncurrent liabilities	6.5	0.7
Net Operating Activities from Continuing Operations	493.7	566.2
Net Operating Activities (used for) Discontinued Operations	(0.2)	(1.4)
Net Cash Flows from Operating Activities	493.5	564.8
Investing Activities
Capital expenditures	(1,181.0)	(747.2)
Insurance recoveries	2.1	11.3
Change in short-term lendings-affiliated	145.5	(57.2)
Proceeds from disposition of assets	77.6	9.3
Contributions to equity investees	(1.4)	(69.2)
Distributions from equity investees	16.0	—
Other investing activities	(27.4)	(7.1)
Net Cash Flows used for Investing Activities	(968.6)	(860.1)
Financing Activities
Change in short-term borrowings	15.0	—
Change in short-term borrowings-affiliated	(252.5)	(467.1)
Issuance of long-term debt	2,745.9	—
Debt related costs	(23.6)	(6.4)
Issuance of long-term debt-affiliated	1,217.3	768.9
Payments of long-term debt-affiliated, including current portion	(2,807.8)	—
Proceeds from the issuance of common units, net of offering costs	1,168.4	—
Issuance of common stock	1,394.7	—
Distribution of IPO proceeds to parent	(500.0)	—
Distribution to parent	(1,450.0)	—
Distribution to noncontrolling interest	(23.2)	—
Dividends paid - common stock	(79.5)	—
Transfer from parent	0.8	—
Net Cash Flows from Financing Activities	1,405.5	295.4
Change in cash and cash equivalents	930.4	0.1
Cash and cash equivalents at beginning of period	0.5	0.4
Cash and Cash Equivalents at End of Period	$930.9	$0.5